EXHIBIT 1

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the purchase of shares on the Nasdaq National Market System.  The prices reported below reflect the weighted average purchase price of the shares of Common Stock purchased on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
2/8/20101	Purchase	$10.3109	4,165
2/10/20102	Purchase	10.4989	5,600
2/22/20103	Purchase	10.5355	436
2/23/20104	Purchase	10.6662	10,000
2/24/20105	Purchase	10.5632	22,500
2/25/20106	Purchase	10.3814	4,910
2/26/20107	Purchase	10.1905	14,527
3/1/20108	Purchase	10.4796	11,776
3/2/20109	Purchase	10.8391	12,783
3/3/201010	Purchase	10.9647	45,000
3/4/201011	Purchase	10.9798	12,124
3/5/201012	Purchase	10.9992	13,100
3/26/201013	Purchase	11.9966	22,331
3/29/201014	Purchase	11.9489	58,047

1 This transaction was executed in multiple trades at prices ranging from $10.20 - 10.37.
2 This transaction was executed in multiple trades at prices ranging from $10.49 - 10.50.
3 This transaction was executed in multiple trades at prices ranging from $10.50 - 10.55.
4 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
5 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
6 This transaction was executed in multiple trades at prices ranging from $10.33 - 10.46.
7 This transaction was executed in multiple trades at prices ranging from $10.12 - 10.34.
8 This transaction was executed in multiple trades at prices ranging from $10.29 - 10.91.
9 This transaction was executed in multiple trades at prices ranging from $10.70 - 10.88.
10 This transaction was executed in multiple trades at prices ranging from $10.78 - 11.00.
11 This transaction was executed in multiple trades at prices ranging from $10.96 - 11.00.
12 This transaction was executed in multiple trades at prices ranging from $10.99 - 11.00.
13 This transaction was executed in multiple trades at prices ranging from $11.98 - 12.00.
14 This transaction was executed in multiple trades at prices ranging from $11.80 - 12.00.